                           CERTIFICATE OF DESIGNATION

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF



                          POWER EFFICIENCY CORPORATION
                            (a Delaware corporation)



     (Pursuant to Section 151 of Delaware General Corporation Law ("GCL"))

                  POWER EFFICIENCY CORPORATION, a corporation organized and existing under the laws of the state of Delaware (the "Company") DOES HEREBY CERTIFY THAT:

                  FIRST: The Company was incorporated in the State of Delaware on October 19, 1994.

                  SECOND: Pursuant to the authority conferred upon the Board of Directors (the "Board") by the Certificate of Incorporation of the Company under the provisions of Section 151 of the GCL the following resolutions were duly adopted by unanimous written consent of the Board on June 11, 2002, which resolutions are still in full force and effect and are not in conflict with any provisions of the Certificate of Incorporation, or By-laws of the Company.

                  RESOLVED, that pursuant to the authority vested in the Board of the Company by Section 151 of the GCL and in accordance with the provisions of its Certificate of Incorporation, two classes of preferred stock of the Company to be known as Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock are hereby created and provided for and the Board hereby fixes, states and expresses the terms, designations, relative rights, preferences and limitations of such class in the particulars required by but not specifically set forth in said Certificate of Incorporation or any amendment thereto, as follows:

         1. Designation of Series of Preferred Stock. Of the 10,000,000 undesignated shares of the Company's authorized Preferred Stock, (i) 2,346,233 shares shall be designated and known as "Series A-1 Convertible Preferred Stock," par value $0.001 per share (the "Series A-1") and (ii) 3,933,091 shares shall be designated and known as "Series A-2 Convertible Preferred Stock," par value $0.001 per share (the "Series A-2") (collectively the Series A-1 and the Series A-2 shall be referred to herein as the "Series A Preferred Stock").

         2. Issuance; Rank. The issuance price of the Series A-1 shall be $1.065538 per share (the "Original Purchase Price") and the issuance price of the Series A-2 shall be determined at the time of the exercise of a certain stock purchase warrant delivered to the purchaser of the Series A-1 (the "A-2 Purchase Price"). The Series A Preferred Stock shall rank senior to the Common Stock and any other capital stock of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up. The date on which a share of Series A-1 was issued shall hereinafter be referred to as the "Original Issue Date" for such share.


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         3.     Dividends.

                  3.1 No dividends shall be declared or paid upon the Common Stock or other securities ranking junior to the Series A Preferred Stock unless equivalent dividends, on an as converted basis, are declared and paid concurrently on the Series A Preferred Stock.

          4.       Liquidation, Dissolution or Winding Up.

                  4.1 In the event of any liquidation or winding up of the Company (a "Liquidation Event"), the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings (the "Corporate Assets") shall be distributed pursuant to Sections 4.1.1 and 4.1.2 below. A sale of substantially all of the assets of the Company or a sale of the Company by way of a statutory merger or consolidation of the Company into or with any other corporation, in which the holders of the Company's voting securities immediately prior to such transaction own less than fifty percent (50%) of the voting power of the surviving entity in the transaction, shall also be deemed to be a Liquidation Event. All other mergers or consolidations of the Company with or into another corporation and all acquisitions of one or more businesses by the Company as part of its "roll-up" strategy, whether effected by the purchase of assets or the issuance of securities, shall not be deemed a Liquidation Event.

                         4.1.1    First,  before any  distribution of assets
shall be made to the holders of Common Stock, the holder of each share of Series A-1 and A-2, respectively, then outstanding shall be entitled to be paid out of the Corporate Assets an amount per share equal to two (2) times the Original Purchase Price (with respect to the Series A-1) and two (2) times the A-2 Purchase Price (with respect to the Series A-2) plus all dividends, accrued but unpaid, on such share up to the date of distribution of the assets of the Company (the "Liquidation Preference"). If upon the occurrence of a Liquidation Event, the Corporate Assets shall be insufficient to pay the holders of shares of Series A Preferred Stock the Liquidation Preference, the holders of shares of Series A Preferred Stock, shall share ratably in the distribution of the entire remaining Corporate Assets in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                         4.1.2 Second, after distribution of the Liquidation
Preference, the remaining Corporate Assets shall be distributed among the holders of Common Stock and Series A Preferred Stock on a pro rata basis.

                  4.2 Non-Cash Consideration. If any assets of the Company distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

                         (a)  The method of valuation of securities not subject
to investment letter or other similar restrictions on free marketability shall be as follows:

                                    (i)     if the  securities  are then traded
on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

                                    (ii)    if actively traded over-the-counter,
then the value shall be deemed to be the average of the closing bid prices or sale prices (whichever is applicable) over the 30-day period ending three (3) days prior to the distribution; and

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                                    (iii) if there is no active public market,
then the value shall be the fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock.

                         (b) The method of valuation of securities subject to
investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock.

                  4.3 Written notice of such Liquidation Event, stating a payment date, the liquidation amount and the place where said liquidation amount shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than twenty (20) days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Company.

        5.       Voting.

                  5.1 Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held of record by such holder are convertible (as adjusted from time to time pursuant to Section 6 hereof) at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Except as provided by law and by the provisions of Section 5.2 below, the holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Notwithstanding the foregoing, if at anytime during the eighteen (18) month period after the filing of this Certificate of Designation there is a vote of the stockholders of the Company, and the holders of shares of Series A-1 and holders of Common Stock vote together as a single class as provided in the preceding paragraph, each holder of outstanding shares of Series A-1 shall be entitled to the number of votes equal to the nearest whole number obtained by multiplying the number of whole shares of Common Stock into which the shares of Series A-1 held of record by such holder are convertible multiplied by the Preferred Voting Multiple. The Preferred Voting Multiple shall be calculated in the following manner:

PVM = 0.3888 x (C/P)

where:
PVM  =  Preferred Voting Multiple;
C    =  total number of shares of Common Stock outstanding on the record date;
P    =  number of shares of Common Stock into which all of the outstanding shares of Series A Preferred Stock are convertible on the record date (as adjusted from time to time pursuant to Section 6 hereof).


                  5.2 So long as any of the shares of Series A Preferred Stock are outstanding, the Company or, as applicable, any subsidiary shall not, without first obtaining the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting, as the case may be, separately as a class:


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                         5.2.1  redeem, repurchase, or acquire, directly or
indirectly, any shares of the Company's stock;

                         5.2.2  declare or take any action resulting in payment
of dividends or distributions with respect to any capital stock;

                         5.2.3  sell or issue any equity or debt securities
of the Company or rights to acquire equity or debt securities of the Company, except for (i) the issuance of options to purchase up to 4,500,000 shares of Common Stock, and the issuance of the Common Stock upon exercise of such options, pursuant to existing stock option plans of the Company and (ii) the issuance and exercise of warrants to purchase approximately 1,000,000 shares of Common Stock;

                         5.2.4   change the authorized number of directors or
the classes or series of stockholders who elect them;

                         5.2.5   increase or decrease the authorized number of
shares of any class or series of preferred stock;

                         5.2.6   amend, alter or repeal any provision of the
Certificate of Incorporation, the By-laws of the Company, this Certificate of Designation or in any manner change or modify the rights, preferences, or privileges of the Series A Preferred Stock;

                         5.2.7   authorize, designate, reclassify, amend or
issue, or obligate the Company to do any of the foregoing with respect to, any class or series of equity security, including any security exercisable for or convertible into any equity security, which is or will be senior to or on parity with the Series A Preferred Stock with respect to any rights, preferences, privileges or restrictions;

                         5.2.8   enter into, permit or agree to any transaction
or series of transactions which would involve a Liquidation Event or the sale of a significant portion of the assets of the Company outside of sales in the ordinary course of business (for purposes of this section a "significant portion" of the assets of the Company shall mean assets constituting all or substantially all of an operating or business unit or division of the Company, or other assets having a purchase price in excess of 20% of the Company's total assets at the time of the proposed transaction;

                         5.2.9   make any loans or advances to officers,
directors, employees or consultants of the Company except in the ordinary course of business in connection with compensation and expenses; or

                         5.2.10  incur debt in excess of $2,000,000, by the
Company, its parent or subsidiary or incurrence of liens and/or encumbrances on the assets of the Company (other than liens filed by any financial lending institutions) which relate to borrowings in an amount greater than 50% of the book value of the Company's assets.

       6. Optional Conversion. The holders of shares of Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):



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                  6.1 Right to Convert. Each share of Series A-1 shall be
convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Purchase Price by the A-1 Conversion Price (as defined below) in effect at the time of conversion. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series A-1 without payment of additional consideration by the holder thereof (the "A-1 Conversion Price") shall initially be the Original Purchase Price divided by two (2).

                  Each share of Series A-2 shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the A-2 Purchase Price by the A-2 Conversion Price (as defined below) in effect at the time of conversion. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series A-2 without payment of additional consideration by the holder thereof (the "A-2 Conversion Price") shall initially be the A-2 Purchase Price divided by two (2).

                  The initial A-1 Conversion Price and the initial A-2 Conversion Price (collectively referred to herein as the "Conversion Prices"), and the rate at which shares of Series A-1 and Series A-2, respectively, may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

                         Upon a Liquidation  Event, the Conversion  Rights
shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of shares of Series A Preferred Stock or upon the date of the merger, consolidation or sale of substantially all of the assets.

                  6.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective and applicable Conversion Prices. Whether or not a holder would otherwise be entitled to a fractional share shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                  6.3     Mechanics of Conversion.

                         6.3.1 In order for a holder to convert shares of
Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent for such shares (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his or her or its attorney-in-fact duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Company if the Company serves as its own transfer agent) shall be the conversion date (the "Conversion Date"). The Company shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of shares of Series A Preferred Stock, or to his or her or its nominees, a certificate or certificates for the number of shares of Common


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Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. Other than as set forth in Section 7 below, if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering in which event the person entitled to receive the Common Stock issuable upon such conversion of the shares of Series A Preferred Stock shall not be deemed to have converted such shares of Series A Preferred Stock until immediately prior to the closing of such sale of securities.

                         6.3.2 The Company shall, at all times when the
Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. Before taking any action that would cause an adjustment reducing either of the Conversion Prices below the then par value of the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock, the Company will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such shares of Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                         6.3.3 All shares of Series A Preferred Stock that
shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and dividends or to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to eliminate the authorized Series A Preferred Stock or reduce the authorized number thereof as may be appropriate accordingly.

                  6.4     Adjustments to Conversion Price for Diluting Issues:

                         6.4.1.  Special Definitions. For purposes of this
Section 6.4, the following definitions shall apply:

                                  (A) "Option" shall mean any rights, options
or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (as defined below) or restricted stock, excluding rights, options or warrants to subscribe for, purchase or otherwise acquire up to the 2,076,360 shares of Common Stock (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes effected after the Original Issue Date) pursuant to any equity incentive plan or benefit plan approved by a majority of the Board of the Company and any shares of Common Stock issued on exercise of such rights, options or warrants (such excluded securities, the "Reserved Option Shares").

                                 (B) "Original Issue Date" shall have the
definition set forth in Section 2.



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                                 (C) "Convertible Securities" shall mean any
evidences of indebtedness, shares (other than Series A Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock or Preferred Stock.

                                 (D) "Additional Shares of Common Stock"
shall mean all shares of Common Stock issued (or, pursuant to Section 6.4.3 below, deemed to be issued) by the Company after the Original Issue Date, other than:

                  (1) any securities issued as a stock dividend, stock split or other similar event in respect of Common Stock outstanding on the date hereof or Series A Preferred Stock;

                  (2) the issuance of any shares of Common Stock upon exercise, conversion or exchange of any option, warrant convertible security outstanding on the date hereof;

                  (3) the Reserved Option Shares;

                  (4) the issuance of warrants to purchase approximately 14,280 shares of Common Stock;

                  (5) any issuance of securities in a Qualified Public Offering (as defined in Section 7 below);

                  (6) any conversion of the Series A-1 or issuance or conversion of the Series A-2.

                         6.4.2  No Adjustment of Conversion Price.
Notwithstanding any provision herein to the contrary, no adjustment in the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible shall be made, by adjustment in the applicable Conversion Prices thereof, unless the consideration per share (determined pursuant to Section 6.4.5) for all Additional Shares of Common Stock issued or deemed to be issued by the Company is less than the applicable Conversion Prices in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.

                         6.4.3 Issue of Options and Convertible Securities
Deemed Issuance of Additional Shares of Common Stock. If the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, issuable upon the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                 (A) no further adjustment in the applicable
Conversion Prices shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities; and



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                                 (B) if such Options or Convertible Securities
by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities, provided that no adjustment pursuant to this clause (B) shall have the effect of increasing the Conversion Prices to an amount that exceeds the lower of (i) the applicable Conversion Prices on the original adjustment date, or (ii) the Conversion Prices that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                         6.4.4  Adjustment of Conversion Price Upon Issuance of
Additional Shares of Common Stock. In the event the Company shall, after the Original Issue Date, issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6.4.3), without consideration or for a consideration per share less than either of the Conversion Prices (the "New Conversion Price") in effect on the date of, and immediately prior to such issue, then and in such event, the applicable Conversion Prices shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) equal to the New Conversion Price.

                          6.4.5 Determination of Consideration. For purposes
of this Section 6.4, the "Aggregate Consideration" shall mean the net consideration received by the Company for the issue of all Additional Shares of Common Stock and shall be computed as follows:

                            (A) Cash and Property. Such consideration shall:

                            (1) insofar as it consists of cash, be computed
                    at the aggregate of cash received by the Company, before deducting therefrom any commissions, compensations or other expenses paid or incurred by the Company for any underwriting or placement of, or otherwise in connection with the issuance or sale of shares;

                            (2) insofar as it consists of property other
                    than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

                            (3) in the event Additional Shares of Common
                    Stock are issued together with other shares or securities or other assets of the Company for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

                                 (B) Options and Convertible Securities. The
consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

                                 (x) the total amount, if any, received or
receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by


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                                 (y) the maximum number of shares of Common
Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                         6.4.6  Adjustment for Combinations or Consolidation
of Common Stock. If, at any time after the Original Issue Date, the number of shares of Common Stock outstanding are decreased by a combination of the outstanding shares of Common Stock, then following the record date fixed for such combination (or the date of such combination, if no record date is fixed), the applicable Conversion Prices shall be increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

                         6.4.7  Adjustment for Stock Dividends, Splits, Etc. If
the Company shall at any time after the applicable Original Issue Date fix a record date for the subdivision, split-up or stock dividend of shares of Common Stock, then, following the record date fixed for the determination of holders of shares of Common Stock entitled to receive such subdivision, split-up or dividend (or the date of such subdivision, split-up or dividend, if no record date is fixed), the applicable Conversion Prices shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares, provided, however, that the Conversion Prices shall not be decreased at such time if the amount of such reduction would be an amount less than $.05, but all such amount shall be carried forward and reduction with respect thereto made at the time of, and together with all, subsequent reduction that, together with such amount and any other amount or amounts so carried forward, shall aggregate $.05 or more.

                  6.5 No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the shares of Series A Preferred Stock against impairment.

                  6.6 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Prices pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Prices then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that then would be received upon the conversion of the shares of Series A Preferred Stock.



                                      -9-
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                  6.7    Notice of Record Date.  In the event:

                         6.7.1  that the Company takes a record of the holders
of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or any other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

                         6.7.2  that the Company subdivides or combines its
outstanding shares of Common Stock;

                         6.7.3 of any reclassification of the Common Stock of
the Company (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Company into or with another corporation, or of the sale of all or substantially all of the assets of the Company; or

                         6.7.4 of the involuntary or voluntary dissolution,
liquidation or winding up of the Company; then the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of the Series A Preferred Stock at their last addresses as shown on the records of the Company or such transfer agent, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days before the date specified in (B) below, a notice stating:

                                  (A) the record date of such dividend,
distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                                  (B)  the date on which such reclassification,
consolidation, merger, Sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

        7.       Automatic Conversion.

                  7.1 Triggering Event. All outstanding shares of Series A Preferred Stock shall automatically convert to shares of Common Stock, at the then effective Conversion Prices pursuant to Section 6, upon the date of the closing of a public offering pursuant to an effective registration statement under the Securities Act, resulting in at least $15,000,000 of gross proceeds to the Company, at a per share price that yields a total enterprise value of the Company of not less than $50,000,000, underwritten on a firm commitment basis by a reputable, nationally recognized underwriting firm (a "Qualified Public Offering").

                  7.2 No Further Action. In the case of an automatic conversion pursuant to this Section 7, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, that the Company shall not be obligated to issue to any holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Preferred Stock are delivered either to the Company or any transfer agent of the Company.

                  7.3 Surrender of Certificates; Retirement and Cancellation of Converted Shares. All certificates evidencing shares of Series A Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Company may thereafter take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

         IN WITNESS WHEREOF, the undersigned hereby executes this document and affirms that the facts set forth herein are true under the penalties of perjury this 13th day of June, 2002.



                                            POWER EFFICIENCY CORPORATION


                                            By:  /s/ Stephen Shulman
                                                 ------------------------------
                                                 Stephen Shulman, President



CORPORATE SEAL





ATTEST:



By: /s/ Arthur Smith
    ----------------------------------------
     Arthur Smith, Chief Financial Officer